U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

SEC FILE NUMBER                    0-21989
CUSIP NUMBER                       58445P105

(Check One):   / x / Form 10-K      /  / Form 20-F        /  / Form 11-K
               /   / Form 10-Q      /  / Form N-SAR       /  / Form N-CSR

               For Period Ended: December 31, 2003
                                 -----------------

               /   / Transition Report on Form 10-K
               /   / Transition Report on Form 20-F
               /   / Transition Report on Form 11-K
               /   / Transition Report on Form 10-Q
               /   / Transition Report on Form N-SAR
               For the Transition Period Ended: _______________

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:______________________________________________

PART I - REGISTRANT INFORMATION

Medialink Worldwide Incorporated
_________________________________________________________
Full Name of Registrant

_________________________________________________________
Former Name if Applicable

708 Third Avenue
_________________________________________________________
Address of Principal Executive Office (Street and Number)

New York, NY 10017
_________________________________________________________
City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/ x /    (b)      The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form
                  N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form
                  10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

As a result of a delay in obtaining the necessary financial information needed to meet the filing requirements for Form 10-K, the registrant is unable to file the Form 10-K by the required filing date of March 30, 2004.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          J. Graeme McWhirter
          Chief Financial Officer            (212)               682-8300
          _______________________         ___________        __________________
                  (Name)                  (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                      / X / Yes        /   / No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                      /   / Yes        / X / No



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

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

-------------------------------------------------------------------------------

                        Medialink Worldwide Incorporated
     ----------------------------------------------------------------------
                  (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    March 30, 2004                     By: /s/ J. Graeme McWhirter
                                                -------------------------------
                                                     J. Graeme McWhirter
                                                     Chief Financial Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION
        INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                   CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).






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